Exhibit 99.1

PC Connection, Inc. Reports Fourth Quarter and Full Year 2015 Results

MERRIMACK, N.H.--(BUSINESS WIRE)--January 28, 2016--PC Connection, Inc. (NASDAQ: PCCC):

FOURTH QUARTER SUMMARY:	FULL YEAR SUMMARY:

Net income up 14% y/y Net sales: $684.3 million, up 8.5% y/y Diluted EPS: $0.51, up 13% y/y	Net income up 10% y/y Net sales: $2.57 billion, up 4.5% y/y Diluted EPS: $1.76, up 9% y/y

PC Connection, Inc. (NASDAQ: PCCC), a national provider of a full range of information technology (IT) solutions to business, government, healthcare, and education markets, today announced record results for the quarter ended December 31, 2015. Net sales for the fourth quarter of 2015 increased by 8.5% to $684.3 million, compared to $630.8 million for the prior year quarter. Net income for the quarter ended December 31, 2015 increased by 14.0% to $13.6 million, or $0.51 per diluted share, compared to net income of $11.9 million, or $0.45 per diluted share for the prior year quarter.

Net sales for the year ended December 31, 2015 were $2.57 billion, an increase of $110.6 million or 4.5%, compared to $2.46 billion for the year ended December 31, 2014. Net income for the year ended December 31, 2015 increased by 9.7% to $46.8 million, or $1.76 per diluted share, compared to net income of $42.7 million, or $1.61 per diluted share, for the year ended December 31, 2014. Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense (“Adjusted EBITDA”) totaled $88.5 million for 2015, compared to $80.5 million for 2014.

Quarterly Performance by Segment:

  Net sales for the SMB segment increased by 0.4% to $262.6 million in the fourth quarter of 2015, compared to the prior year quarter. Gross margin increased by 70 basis points to 15.9% due to strong performance in advanced technology solution categories including software, networking, and services.
  Net sales for the Large Account segment increased by 22.8% to $277.0 million in the fourth quarter of 2015, compared to the prior year quarter. The increase was due to strong demand for solution-based projects from enterprise customers across a number of industries and vertical markets, including significant growth in the Healthcare market. This represented the highest quarterly revenue ever achieved by the Large Account segment.
  Net sales to the Public Sector segment increased by 0.8% to $144.7 million in the fourth quarter of 2015, compared to the prior year quarter. Gross margin improved 40 basis points due to double-digit sales increases in software and networking.

Quarterly Sales by Product Mix:

  Notebook/mobility sales, the Company’s largest product category, increased by 14% year over year and accounted for 20% of net sales in the fourth quarter of 2015 and 2014. Mobility continues to be a strategic focus area for customers in each of our three segments.
  Software sales increased by 19% year over year and accounted for 20% of net sales in the fourth quarter of 2015 compared to 18% of net sales in the prior year quarter. We experienced growth in cloud-based offerings, security, and virtualization.

Overall gross profit increased by $8.7 million, or 10.5%, in the fourth quarter of 2015, compared to the prior year quarter. Consolidated gross margin, as a percentage of net sales, increased to 13.4% in the fourth quarter of 2015, compared to 13.2% for the prior year quarter.

Selling, general and administrative dollars increased in the fourth quarter of 2015 to $69.0 million from $63.0 million in the prior year quarter and slightly increased as a percentage of net sales to 10.1% from 10.0%. Included in these totals were $0.3 million of start-up and transition costs related to our new advanced configuration and distribution center, which was operational at the end of the third quarter. We continue to invest in technical solution sales capabilities and expect SG&A expenses to rise accordingly. However, we are highly focused on improving efficiencies and streamlining wherever possible.

The Company generated significant cash flow during the year ended December 31, 2015. Total cash was $80.2 million at December 31, 2015, compared to $60.9 million at December 31, 2014. In January 2016, we paid a 40 cent per share special dividend to shareholders, which totaled $10.6 million. Days sales outstanding were 44 days at December 31, 2015, and inventory turns were 22 turns in the fourth quarter of 2015.

“The Company had record performance in both net sales and net income this quarter and for the year ended December 31, 2015. We were able to increase sales and earnings, while continuing to make investments to strengthen our capabilities as a leading National Solutions Provider,” said Timothy McGrath, President and Chief Executive Officer. “Also, for the fifth consecutive year, we paid a special dividend to shareholders. We believe our team and the strategies we have in place position us well to gain market share and increase long-term shareholder value.”

Non-GAAP Financial Information

Adjusted EBITDA is a non-GAAP financial measure. This information is included to provide information with respect to the Company’s operating performance and earnings.

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, has three wholly owned sales subsidiaries: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH; Boca Raton, FL; and Rockville, MD; respectively. All three companies can deliver custom-configured computer systems overnight from our ISO 9001:2008 certified technical configuration lab at our distribution center in Wilmington, OH. In addition, the company has over 2,500 technical certifications to ensure that we can solve the most complex issues of our customers. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving primarily the small- and medium-sized business sector, is a rapid-response provider of IT products and services. It offers more than 300,000 brand-name products through its staff of technically trained sales account managers, catalogs, publications, and its website at www.pcconnection.com. This company also serves consumer and small office users and is, under its MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and access to over 300,000 products and 1,600 vendors through TRAXX™, our proprietary cloud-based eProcurement system. MoreDirect’s team of engineers, software licensing specialists, and project managers help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, publications, and online at www.govconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage costs in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from expectations, including those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2014. More specifically, the statements in this release concerning the Company’s outlook for selling, general, and administrative expenses, the Company’s efforts in improving efficiencies and streamlining its business and other statements of a non-historical basis (including statements regarding the Company’s ability to increase market share and enhance long-term shareholder value and the Company’s continuing investments in technical solution sales capabilities) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, the ability of the Company to gain or maintain market share, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company disclaims any obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended December 31,	2015		2014
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$684,323		$630,765		8%
Diluted earnings per share	$0.51		$0.45		13%

Gross margin	13.4%		13.2%
Operating margin	3.3%		3.2%
Return on equity (1)	12.5%		12.5%

Inventory turns	22		26
Days sales outstanding	44		40

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	20%		20%
Software	20		18
Servers/Storage	12		14
Net/Com Products	10		10
Other Hardware/Services	38		38
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,498		26,343
Total book value per share	$14.81		$13.44
Tangible book value per share	$12.81		$11.42
Closing price	$22.64		$24.55
Market capitalization	$599,915		$646,721
Trailing price/earnings ratio	12.9		15.3
LTM Adjusted EBITDA (2)	$88,509		$80,475
Adjusted market capitalization/LTM Adjusted EBITDA (3)	5.9		7.3

(1) Based on last twelve months' net income.
(2) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation.
(3) Adjusted market capitalization is defined as gross market capitalization less cash balance.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended December 31,	2015		2014
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

SMB	$262,646	15.9%	$261,661	15.2%
Large Account	276,980	11.6	225,609	11.6
Public Sector	144,697	12.3	143,495	11.9
Total	$684,323	13.4%	$630,765	13.2%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended December 31,	2015		2014
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$684,323	100.0%	$630,765	100.0%
Cost of sales	592,472	86.6	547,641	86.8
Gross profit	91,851	13.4	83,124	13.2

Start-up costs - new distribution center	296	–	–	–
Selling, general and administrative expenses, other	68,664	10.1	63,035	10.0
Income from operations	22,891	3.3	20,089	3.2

Interest/other expense, net	(20)	–	(14)	–
Income tax provision	(9,258)	(1.3)	(8,131)	(1.3)
Net income	$13,613	2.0%	$11,944	1.9%

Earnings per common share:
Basic	$0.51		$0.45
Diluted	$0.51		$0.45

Shares used in the computation of earnings per common share:
Basic	26,459		26,311
Diluted	26,632		26,554

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31,	2015		2014
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$2,573,973	100.0%	$2,463,339	100.0%
Cost of sales	2,232,954	86.8	2,139,950	86.9
Gross profit	341,019	13.2	323,389	13.1

Start-up costs - new distribution center	1,026	–	–	–
Selling, general and administrative expenses, other	261,439	10.2	251,935	10.2
Income from operations	78,554	3.0	71,454	2.9

Interest/other expense, net	(87)	–	(86)	–
Income tax provision	(31,640)	(1.2)	(28,687)	(1.2)
Net income	$46,827	1.8%	$42,681	1.7%

Earnings per common share:
Basic	$1.77		$1.63
Diluted	$1.76		$1.61

Shares used in the computation of earnings per common share:
Basic	26,398		26,246
Diluted	26,616		26,512

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements.

(amounts in thousands)	Three Months Ended December 31,			Years Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Net income	$13,613	$11,944		$46,827	$42,681
Depreciation and amortization	2,364	2,095		8,961	8,092
Income tax expense	9,258	8,131		31,640	28,687
Interest/other expense, net	20	14		87	86
EBITDA	25,255	22,184		87,515	79,546
Stock-based compensation	274	228		994	929
Adjusted EBITDA	$25,529	$22,412	14%	$88,509	$80,475	10%

				December 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS				2015	2014
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents				$80,188	$60,909
Accounts receivable, net				356,145	293,027
Inventories				102,780	90,917
Deferred income taxes				7,909	7,749
Prepaid expenses and other current assets				4,254	5,332
Income taxes receivable				1,575	212
Total current assets				552,851	458,146
Property and equipment, net				32,227	27,861
Goodwill				51,276	51,276
Other intangibles, net				1,668	1,953
Other assets				1,052	724
Total Assets				$639,074	$539,960

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable				$166,516	$124,893
Accrued expenses and other liabilities				36,207	22,011
Accrued payroll				19,280	17,793
Total current liabilities				222,003	164,697
Deferred income taxes				21,615	18,803
Other liabilities				3,005	2,452
Total Liabilities				246,623	185,952
Stockholders’ Equity:
Common stock				284	282
Additional paid-in capital				109,161	106,956
Retained earnings				298,868	262,632
Treasury stock at cost				(15,862)	(15,862)
Total Stockholders’ Equity				392,451	354,008
Total Liabilities and Stockholders’ Equity				$639,074	$539,960

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,	2015	2014
(amounts in thousands)
Cash Flows from Operating Activities:
Net income	$46,827	$42,681
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,961	8,092
Provision for doubtful accounts	1,097	1,383
Stock-based compensation expense	994	929
Deferred income taxes	2,652	1,212
Loss on disposal of fixed assets	44	14
Excess tax benefit from exercise of equity awards	(552)	(556)

Changes in assets and liabilities:
Accounts receivable	(64,215)	(11,359)
Inventories	(11,863)	(11,776)
Prepaid expenses and other current assets	(285)	1,829
Other non-current assets	(328)	(4)
Accounts payable	41,324	202
Accrued expenses and other liabilities	6,206	2,751
Net cash provided by operating activities	30,862	35,398

Cash Flows from Investing Activities:
Purchases of equipment	(12,337)	(7,609)
Purchase of intangible asset	(450)	-
Proceeds from sale of equipment	-	13
Net cash used for investing activities	(12,787)	(7,596)

Cash Flows from Financing Activities:
Dividend payment	-	(10,527)
Issuance of stock under Employee Stock Purchase Plan	875	753
Excess tax benefit from exercise of equity awards	552	556
Exercise of stock options	437	356
Payment of payroll taxes on stock-based compensation through shares withheld	(660)	(578)
Net cash provided by (used for) financing activities	1,204	(9,440)
Increase in cash and cash equivalents	19,279	18,362
Cash and cash equivalents, beginning of period	60,909	42,547
Cash and cash equivalents, end of period	$80,188	$60,909

Non-cash Investing Activities:
Dividend declaration	$10,591	$-
Accrued capital expenditures	$504	$205

Supplemental Cash Flow Information:
Income taxes paid	$30,371	$24,219

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CONTACT:
PC Connection, Inc.
Joseph Driscoll, 603-683-2505
Senior Vice President, Treasurer and Chief Financial Officer